Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	December 15, 2016
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Tom Smegal (408) 367-8200 (analysts)
Yvonne Kingman (310) 257-1434 (media)

CALIFORNIA PUBLIC UTILITIES COMMISSION ISSUES DECISION ON

CAL WATER’S 2015 GENERAL RATE CASE

—

Commissioners Also Approve Recovery of

$2.9 Million in Drought Costs from 2014 and 2015

SAN JOSE, Calif. — At its meeting today, the California Public Utilities Commission (Commission) issued a decision on California Water Service’s 2015 General Rate Case, marking the end of an extensive, 18-month review of the utility’s rates, water system improvement plans, and costs.

California Water Service (Cal Water) is the largest subsidiary of California Water Service Group (NYSE:CWT).  The Commission is the governmental body responsible for providing independent oversight and setting rates that reflect that actual costs of providing water service.

The Commission’s decision authorizes Cal Water to invest $658.8 million in water system improvements throughout California over the three-year period of 2016-2018 in order to continue to provide safe and reliable water to its customers.  This figure includes $197.3 million of water system infrastructure improvements that will be subject to the Commission’s advice letter procedure.

The Commission’s decision, which adopts the proposed decision issued by the presiding Administrative Law Judge in November 2016, authorizes Cal Water to increase gross revenue by approximately $45.0 million in 2017, $17.2 million in 2018, $16.3 million in 2019, and up to $30.0 million upon completion and approval of the company’s advice letter projects. The 2018 and 2019 revenue increases are subject to the Commission’s earning test protocol.

The 2017 increase equates to an approximate 7.5% revenue increase overall; however, rate increases vary by service area.  The 2017 increases become effective on January 1.

The Commission also approved a separate resolution authorizing Cal Water to recover $2.9 million in drought expenses from 2014 and 2015 through surcharges on customers’ bills.

“We are committed to keeping customers’ rates as affordable as possible while making the water system improvements necessary to ensure that the water we provide is reliable and safe.  The Commission shares this commitment, as evidenced by its lengthy and thorough review process,” said Martin A. Kropelnicki, President and Chief Executive Officer.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services.  Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service was ranked “Highest in Customer Satisfaction Among Water Utilities in the West” in 2016 by J.D. Power in its inaugural Water Utility Residential Customer Satisfaction Study.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; success by non-settling parties in opposing the settlement;  the timeliness of regulatory commissions’ actions concerning rate relief; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power;  changes in environmental compliance and water quality requirements; changes in customer water use patterns; the impact of weather on water sales and operating results; our access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts interfering with our facilities or operations, or apprehension about the possible future occurrences of acts of this type; restrictive covenants in or changes to the credit ratings on our current or future debt that  increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

###